Exhibit 10.9

LEASE

(Single Tenant; Gross)

BETWEEN

GROW BITTERROOT, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

AND

BOUNTI BITTERROOT, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

LEASE

(Single Tenant; Gross)

THIS LEASE (“Lease”) is made and entered into this 12th day of June, 2020, by and between GROW BITTERROOT, LLC, a Delaware limited liability company (“Landlord”) and BOUNTI BITTERROOT, LLC, a Delaware limited liability company (“Tenant”).

ARTICLE I. BASIC LEASE PROVISIONS

Each reference in this Lease to the “Basic Lease Provisions” shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease.

1.

Premises: Approximately 28.52 acres of land (the “Land”) situated in the City of Hamilton, Ravalli County, Montana, more particularly described on Exhibit “A” attached hereto, and as shown on the Site Plan attached hereto as Exhibit “B”, upon which is constructed (or is being constructed) greenhouse buildings and appurtenant structures (the “Buildings”), and other improvements (collectively, the “Improvements”, and together with the Land, the “Premises”).

2.	Use of Premises: Operation of hydroponic agriculture business operations, and related uses.

3.	Commencement Date: June 1, 2020, subject to Section 2.3 below.

4.

Term: One hundred twenty (120) months from and after the Commencement Date, subject to extension as provided in Section 3.2, or earlier termination as provided herein, but subject to adjustment as set forth in Section 4.1(b).

5.	Basic Rent:

Months 1-3	No Rent Payable
Months 4-15	$67,261.00
Commencing in Month 15 and on each anniversary thereafter for the remainder of the initial Term, Basic Rent shall increase by two percent (2%).

6.	Security Deposit: $0

7.	Broker(s): None

8.	Payments and Notices:

LANDLORD Grow Bitterroot, LLC 220 W. Main Street Hamilton, MT 59840 Attn: Travis Joyner	TENANT Bounti Bitterroot, LLC P.O. Box 1736 Hamilton, MT 59840 Attn: Brian Bigej

EXHIBITS

EXHIBIT A    Legal Description of Premises

EXHIBIT B    Site Plan

EXHIBIT C    Tenant’s Insurance

EXHIBIT D    Plans and Specifications

ARTICLE II. PREMISES

SECTION 2.1. PREMISES. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, on the terms and conditions set forth in this Lease.

SECTION 2.2. ACCEPTANCE OF PREMISES. Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises or its suitability or fitness for any purpose, including without limitation any representations or warranties regarding the compliance of Tenant’s use of the Premises with the applicable zoning or regarding any other land use matters, and Tenant shall be solely responsible as to such matters. As of the Commencement Date, Tenant shall be conclusively deemed to have accepted the Premises in its “as-is” condition.

SECTION 2.3. CONSTRUCTION BY LANDLORD. Landlord and Tenant both acknowledge that certain Improvements to the Premises will be under construction on the Commencement Date. The scope of such construction work is set forth in the Plans and Specifications described in Exhibit “D” attached hereto (as amended, the “Plans”), which are separated into Phase I, Phase II and Phase III. Phases I and II construction must be substantially completed before the Commencement Date set forth in Article 1 above, and if not, then the Commencement Date shall be extended until substantial completion is achieved. For the purposes of this Section 2.3, substantial completion shall mean that the Improvements shown in the Plans for Phase I and II have been sufficiently completed to the point where the Tenant can use the Improvements for the intended purposes, including Landlord obtaining a certificate of occupancy from the applicable governmental authority. If the Commencement Date is extended, the Term of this Lease shall be extended for a like period. All costs of the Phase I and Phase II construction work shall be performed and paid for by Landlord.

Phase III is for future Improvements to be constructed at a time designated by Landlord in a notice to Tenant. Phase III construction work will also be performed and paid for by Landlord. Commencing three (3) months after substantial completion of the Improvements for Phase III, the Basic Rent shall increase to $126,572.00/month. The target date for substantial completion of the Improvements for Phase III shall be December 31, 2020.

All work of construction shall be performed by reputable, licensed and insured contractors, and in a good and workmanlike manner. No material changes shall be made to the Plans without the prior written approval of both Landlord and Tenant, which shall not be unreasonably withheld.

ARTICLE III. TERM

SECTION 3.1. GENERAL. The term of this Lease (“Term”) shall be for the period shown in Item 4 of the Basic Lease Provisions. The Term shall commence on the Commencement Date. The date on which this Lease is scheduled to terminate is referred to as the “Expiration Date.” For the purposes of this Lease, the term “Lease Year” means each twelve (12) month period during the Term, commencing on the Commencement Date, subject to adjustment as set forth in Section 4(b).

SECTION 3.2. RIGHT TO EXTEND THE TERM.

(a) Provided that Tenant is not in default (beyond any applicable notice and cure period) under any provision of this Lease at the time of exercise of the extension right granted herein or as of the commencement of the extension period, Tenant may extend the Term of this Lease for three (3) periods of sixty (60) months each (each, an “Extension Period”). Tenant shall exercise its right to extend the Term by delivering to Landlord, not less than nine (9) months prior to the then-scheduled Expiration Date, Tenant’s written notice of its election to extend the Term. The Basic Rent payable under this Lease during each Extension Period shall be as set forth on Exhibit “E” attached hereto.

(b) If Tenant fails to timely exercise its extension right under subsection (a) above within the time periods set forth above, Tenant’s right to extend the Term shall be extinguished and this Lease shall automatically terminate on the then Scheduled Expiration Date. Notwithstanding the foregoing, Tenant’s right to extend the Term shall not be extinguished if Tenant fails to timely exercise the extension right, unless Landlord has first given Tenant notice of its right to extend, and Tenant fails to give notice of its election to extend the Term within ten (10) business days thereafter.

ARTICLE IV. BASIC RENT AND PROPERTY TAXES

SECTION 4.1. BASIC RENT.

(a) Commencing on the Commencement Date, Tenant shall pay to Landlord, without deduction or offset, the amount of Basic Rent shown in Item 5 of the Basic Lease Provisions (or if the Term is extended, the Basic Rent shown in Section 3.2 above). The Basic Rent shall be due and payable monthly in advance commencing on the Commencement Date and continuing thereafter on the same day of each successive calendar month of the Term. No demand, notice or invoice shall be required.

(b) Notwithstanding the foregoing, at the option of Landlord, upon notice to Tenant on or prior to the Commencement Date, Basic Rent shall be due and payable on the first day of each month during the Term. In such event, the Basic Rent payable on the Commencement Date shall be prorated and shall cover the period from the Commencement Date through the end of the month in which the Commencement Date occurs (the “Proration Period”) with the next payment of Basic Rent due on the first day of the immediately following month. Further, in such event, the initial Term of this Lease shall run one hundred eighty (180) months from the first day of the month following the end of the Proration Period, and the first Lease Year shall include the Proration Period.

SECTION 4.2. PROPERTY TAXES.

(a) Landlord shall pay all Property Taxes (as defined below) due or accruing during the Term.

(b) The term “Property Taxes” as used herein shall include any form of federal, state, county or local government or municipal taxes, fees, charges or other impositions of every kind (whether general, special, ordinary or extraordinary) related to the ownership, leasing or operation of the Premises, including without limitation, the following: (i) all real estate taxes or personal property taxes levied against the Premises, as such property taxes may be reassessed from time to time; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the improvements, fixtures and equipment and other property of Landlord located on the Premises, (iii) all assessments and fees for public improvements, services, and facilities and impacts thereon; (iv) any tax, surcharge or assessment which shall be levied in addition to or in lieu of real estate or personal property taxes, other than taxes covered by Article VIII; (v) taxes based on the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent) and (vi) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings.

SECTION 4.3. RENT. All monetary obligations of Tenant to Landlord under this Lease are deemed to be rent.

ARTICLE V. USE

SECTION 5.1. PERMITTED USE. Tenant shall use the Premises only for the purposes stated in Item 2 of the Basic Lease Provisions, or any other use reasonably related thereto (the “Permitted Use”). Tenant shall not use or allow the Premises to be used for any unlawful purpose, nor shall Tenant permit any nuisance or commit any waste on the Premises. Tenant shall comply, at its expense, with all present and future laws, statutes, ordinances and requirements of all governmental authorities that pertain to the Premises, Tenant or its specific use of the Premises (collectively, “Applicable Law”). However, Tenant’s obligation under the immediately preceding sentence shall not require Tenant to make any structural repairs to any Improvements, or to clean up or remediate any Hazardous Materials in, on, under or about the Premises, except (i) as required under Section 5.3 below, or (ii) to the extent necessitated by (a) Tenant’s specific use of the Premises, or (b) Alterations (as defined herein) performed by or on behalf of Tenant.

SECTION 5.2. SIGNS. Tenant shall have the exclusive right to install (at Tenant’s expense) any signage on the exterior of the Building that Tenant desires, subject only to compliance with Applicable Law. Tenant shall maintain and repair any such signs, and shall remove same from the Building upon the expiration or earlier termination of this Lease (and shall repair any damage caused by such removal).

SECTION 5.3. HAZARDOUS MATERIALS.

(a) For purposes of this Lease, the term “Hazardous Materials” means (i) any hazardous or toxic substance, material or waste including, without limitation, substances defined as “hazardous substances,” “hazardous materials,” “hazardous waste,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Montana Comprehensive Environmental Cleanup and Responsibility Act, or which contain gasoline, oil, diesel fuel or other petroleum products, asbestos, polychlorinated biphenyls (PCBs), are radioactive or which otherwise require investigation, reporting or remediation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Montana Comprehensive Environmental Cleanup and Responsibility Act, (ii) hydrocarbons, polychlorinated biphenyls or asbestos, and (iii) any toxic or hazardous materials, substances, wastes or materials which are regulated by any other applicable state, federal or local law or regulation because they are potentially hazardous to the health, safety or welfare of humans or the environment.

(b) Tenant shall not cause or permit any Hazardous Materials to be brought upon, stored, used, generated, released or disposed of on, under, from or about the Premises (including without limitation the soil and groundwater thereunder) without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, Tenant shall have the right, without obtaining prior written consent of Landlord, to utilize within the Premises (i) a reasonable quantity of standard cleaning products and (ii) pesticides and similar products commonly used in agricultural operations, each of which may contain Hazardous Materials, provided however, that Tenant shall comply with all Applicable Laws with respect to such products, and all of the other terms and provisions of this Section 5.3 shall apply with respect to Tenant’s storage, use and disposal of all such products. Landlord may place such reasonable conditions as Landlord deems appropriate (giving due consideration to Tenant’s business operations) with respect to Tenant’s use, storage and/or disposal of any Hazardous Materials requiring Landlord’s consent.

(c) Landlord and its agents shall have the right, but not the obligation (at Landlord’s expense unless Tenant is determined to be in breach of this Lease in connection with Hazardous Materials), to inspect, sample and/or monitor the Premises and/or the soil or groundwater thereunder at any reasonable time with reasonable prior notice to determine whether Tenant is complying with the terms of this Section 5.3, and in connection therewith Tenant shall provide Landlord with full access to all facilities, records and personnel related thereto (except for attorney-client privileged communications or documents otherwise protected as provided in this Section 5.3(c)). If Tenant is not in compliance with any of the provisions of this Section 5.3, or in the event of a release of any Hazardous Material on, under, from or about the Premises caused or permitted by Tenant, its agents, employees, contractors, licensees or invitees, Landlord and its agents shall have the right, but not the obligation, after reasonable advance notice affording Tenant a reasonable opportunity to cure or correct the condition, without limitation upon any of Landlord’s other rights and remedies under this Lease, to immediately enter upon the Premises and to discharge Tenant’s obligations under this Section 5.3 at Tenant’s expense, including without limitation the taking of emergency or long-term remedial action. Landlord and its agents shall endeavor to minimize interference with Tenant’s business in connection therewith, but shall not be liable for any such interference. In addition, Landlord, at Tenant’s expense, shall have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any claims arising out of the storage, generation, use, release and/or disposal by Tenant or its agents, employees, contractors, licensees or invitees of Hazardous Materials on, under, from or about the Premises.

(d) If the presence of any Hazardous Materials on, under, from or about the Premises or caused or permitted by Tenant or its agents, employees, contractors, licensees or invitees results in (i) injury to any person, (ii) injury to or any contamination of the Premises, or (iii) injury to or contamination of any real or personal property wherever situated, Tenant, at its expense (using contractors and/or consultants selected by Tenant but reasonably acceptable to Landlord), shall promptly take all actions necessary to return the Premises and the Project and any other affected real or personal property owned by Landlord or otherwise to the “Required

Condition” (as hereinafter defined), and to remedy or repair any such injury or contamination, including without limitation, any cleanup, remediation, removal, disposal, neutralization or other treatment of any such Hazardous Materials (subject to the conditions set forth in this Section 5.3(d)). Notwithstanding the foregoing, Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, take any remedial action in response to the presence of any Hazardous Materials on, under, from or about the Premises or any other affected real or personal property owned by Landlord or enter into any similar agreement, consent, decree or other compromise with any governmental agency with respect to any Hazardous Materials claims; provided however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials on, under, from or about the Premises or any other affected real or personal property owned by Landlord (i) imposes an immediate threat to the health, safety or welfare of any individual and (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord’s consent before taking such action. As used herein, “Required Condition” shall mean returning the Premises and any other directly affected real or personal property owned by Landlord to a condition that is both (A) required by applicable federal, state or local law, regulation or order, including without limitation, performing any required cleanup, remediation, removal, disposal, neutralization or other treatment of Hazardous Materials, and (B) consistent with Landlord’s operation, use and leasing of the Premises (and any other directly affected real or personal property owned by Landlord) for those uses described in Item 2 of the Basic Lease Provisions. To the fullest extent permitted by law, Tenant shall indemnify, hold harmless, protect and defend (with attorneys reasonably acceptable to Landlord) Landlord and any successors to all or any portion of Landlord’s interest in the Premises and any other real or personal property owned by Landlord from and against any and all liabilities, losses, damages, diminution in value, judgments, fines, demands, claims, recoveries, deficiencies, costs and expenses (including without limitation attorneys’ fees, court costs and other professional expenses), whether foreseeable or unforeseeable, arising directly or indirectly out of the use, generation, storage, treatment, release, on- or off-site disposal or transportation of Hazardous Materials on, into, from, under or about the Premises and any other real or personal property owned by Landlord or any other party caused or permitted by Tenant, its agents, employees, contractors, subtenants, licensees or invitees. Such indemnity obligation shall specifically include, without limitation, the cost of any required or necessary repair, restoration, cleanup or detoxification of the Premises, and any other real or personal property owned by Landlord, the preparation of any closure or other required plans, whether such action is required or necessary during the Term or after the expiration of this Lease and any loss of rental due to the inability to lease the Premises as a result of such Hazardous Materials the remediation thereof or any repair, restoration or cleanup related thereto. If it is at any time discovered that Tenant or its agents, employees, contractors, subtenants, licensees or invitees may have caused or permitted the release of any Hazardous Materials on, under, from or about the Premises, or any other real or personal property owned by Landlord, Tenant shall, at Landlord’s request, immediately prepare and submit to Landlord a comprehensive plan, subject to Landlord’s approval (which shall not be unreasonably withheld), specifying the actions to be taken by Tenant to return the Premises, or any other real or personal property owned by Landlord to the Required Condition. Upon Landlord’s approval of such plan, Tenant shall, at its expense, and without limitation of any rights and remedies of Landlord under this Lease or at law or in equity, immediately implement such plan and proceed to cleanup, remediate and/or remove all such Hazardous Materials in accordance with all applicable laws and as required by such plan and this Lease. The provisions of this Section 5.3(d) shall expressly survive the expiration or sooner termination of this Lease, but Landlord agrees to allow Tenant reasonable entry rights to the Premises, and to otherwise cooperate with Tenant but at no cost or expense to Landlord, to the extent that clean up or remediation work is required after the expiration of or termination of this Lease.

(e) Inasmuch as Tenant was the prior owner and occupant of the Premises, it is understood and agreed that Tenant shall be responsible for the cleanup or remediation of any Hazardous Materials which exist in, on, under or about the Premises on the Commencement Date, but Tenant shall not be liable to Landlord, or otherwise responsible under this Lease for the cleanup or remediation of (i) any Hazardous Materials which may migrate onto the Premises during the Term from real property owned by any person or entity other than Tenant (unless due to the acts of Tenant or anyone acting on behalf of Tenant); or (ii) any Hazardous Materials which are caused or permitted to exist in, on, under or about the Premises by Landlord or anyone acting on behalf of Landlord.

ARTICLE VI. UTILITIES AND SERVICES

SECTION 6.1. UTILITIES AND SERVICES. Tenant shall be responsible for and shall pay promptly, directly to the appropriate supplier, all charges for water, gas, electricity, sewer, telephone and telecommunications service, refuse or trash disposal, and all other utilities and services furnished directly to Tenant or the Premises or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. Notwithstanding the foregoing, snow and ice removal services, and landscape maintenance, shall be performed by Landlord at its expense.

ARTICLE VII. MAINTENANCE AND REPAIRS

SECTION 7.1. BY LANDLORD.

(a) Landlord, at its sole expense, shall maintain, repair and replace (to the extent required hereunder) the entire Premises, including, but not limited to, the foundations, footings, load bearing walls and other structural elements of the Buildings (including the polycarbonate siding and roofs of the greenhouses, and the roofs of other Buildings), the parking areas and the Building Systems (hereinafter defined), so as to keep same in substantially the same condition that existed on the Commencement Date (or the date of construction, if later), ordinary wear and tear excepted. As used in this Section 7.1(a), the obligation to repair and maintain includes the obligation to replace any item which is determined to have outlived its useful life and is no longer capable of being repaired to its normal functionality, or the cost to repair exceeds fifty percent (50%) of the cost of replacing such item. Notwithstanding anything contained herein, Tenant shall be solely responsible for the cost of any of the foregoing occasioned by the misuse or negligence of Tenant or its agents, employees, contractors, licensees or invitees.

(b) Except as provided in Section 11.1(c) and Section 12.1 below, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, Alterations or improvements to any portion of the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction; provided, however, that in making repairs, Alterations or improvements, Landlord shall interfere as little as reasonably practicable with the conduct of Tenant’s business in the Premises.

SECTION 7.2. BY TENANT. Tenant shall have no obligation to maintain, repair or replace the Premises, or any portion thereof, except as required under the last sentence in Section 7.1(a).

SECTION 7.3. ALTERATIONS. Except for Improvements described in Section 2.3 above, Tenant shall make no alterations, additions or improvements (collectively and individually, “Alterations”) to the Premises or any Buildings without the prior written consent of Landlord, which will not be unreasonably withheld, provided Landlord’s consent will not be required (a) if the proposed Alterations will not affect the structure of the Premises or the heating, air conditioning, ventilating systems, mechanical, electrical, plumbing or life safety systems of the Building (collectively, the “Building Systems”) and the cost of the proposed Alterations does not exceed fifty thousand dollars ($50,000) in any instance and one hundred thousand dollars ($100,000.00) in the aggregate during the Term, or (b) for “cosmetic” Alterations (such as painting, floor or wall covering). In all cases, Tenant shall provide Landlord with written notice prior to performing any Alteration. All Alterations affixed to the Premises (excluding trade fixtures) shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term, unless Landlord notifies Tenant that such Alterations must be removed by written notice delivered to Tenant at the time that Landlord approves of such Alterations or, in the event Landlord’s approval of such Alterations is not required hereunder, within thirty (30) days following the date on which Tenant provides Landlord with written notice of such Alterations.

SECTION 7.4. MECHANIC’S LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. Upon request by Landlord, Tenant shall promptly cause any such lien to be released by payment or posting a bond in accordance with applicable law. In the event that Tenant shall not, within thirty (30) days following the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond pursuant to the Applicable Law, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any reasonable means it deems proper, including payment of or defense against the claim giving rise to the lien. All reasonable expenses so incurred by Landlord, including Landlord’s reasonable attorneys’ fees, shall be reimbursed by Tenant within thirty (30) days following Landlord’s demand. Tenant shall give Landlord no less than twenty (20) days’ prior notice in writing before commencing construction of any kind on the Premises so that Landlord may post and maintain notices of nonresponsibility on the Premises.

SECTION 7.5. ENTRY AND INSPECTION. Landlord shall at all reasonable times, upon not less than two (2) business days prior written notice (except in emergencies, in which event no such notice shall be required), have the right to enter the Premises to inspect them, to perform its maintenance and repair obligations in accordance with this Lease, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the last one hundred and eighty (180) days of the Term, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except Tenant shall have the right to accompany Landlord during any such entry (provided that the unavailability or lack of cooperation of a representative of Tenant shall not limit Landlord’s rights to exercise its rights or perform its obligations under this Section 7.5). Notwithstanding the foregoing, Landlord shall endeavor to coordinate any entry onto the Premises with Tenant so that it does not unreasonably interfere with Tenant’s business.

ARTICLE VIII. TAXES AND ASSESSMENTS ON TENANT’S PROPERTY

Tenant shall be liable for and shall pay before delinquency, all taxes and assessments levied against all personal property (including trade fixtures) of Tenant located on the Premises. When possible, Tenant shall cause its personal property to be assessed and billed separately from the real property of which the Premises form a part. If any taxes on Tenant’s personal property are levied against Landlord or Landlord’s property and if Landlord pays the same, or if the assessed value of Landlord’s property is increased by the inclusion of a value placed upon the personal property of Tenant and if Landlord pays the taxes based upon the increased assessment, Tenant shall pay to Landlord within ten (10) days after written demand therefor the taxes so levied against Landlord or the proportion of the taxes resulting from the increase in the assessment.

ARTICLE IX. ASSIGNMENT AND SUBLETTING

SECTION 9.1. RIGHTS OF PARTIES.

(a) Notwithstanding any provision of this Lease to the contrary, but except as provided in subsection (e) below, Tenant will not, either voluntarily or by operation of law, assign, sublet, encumber, or otherwise transfer (any or all of which are sometimes referenced to herein as a “Transfer”) all or any part of Tenant’s interest in this Lease, or permit the Premises to be occupied by anyone other than Tenant, without Landlord’s prior written consent, which consent shall not unreasonably be withheld in accordance with the provisions of Section 9.1(c). No assignment (whether voluntary, involuntary or by operation of law) and no subletting shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, shall constitute a material default of this Lease. To the extent not prohibited by provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the “Bankruptcy Code”), including Section 365(f)(1), Tenant on behalf of itself and its creditors, administrators and assigns waives the applicability of Section 365(e) of the Bankruptcy Code unless the proposed assignee of the Trustee for the estate of the bankrupt meets Landlord’s standard for consent as set forth in Section 9.1(c) of this Lease. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration to be delivered in connection with the assignment shall be delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed to have assumed all of the obligations arising under this Lease on and after the date of the assignment, and shall upon demand execute and deliver to Landlord an instrument confirming that assumption.

(b) If Tenant is a corporation, or is an unincorporated association, partnership or limited liability company (other than a publicly-traded corporation or other entity), the transfer of any stock or ownership interest in the corporation, association, partnership or limited liability company which results in a change in the voting control of Tenant shall be deemed a Transfer within the meaning and provisions of this Article IX.

(c) If Tenant desires to enter into a Transfer, it shall first notify Landlord of its desire and shall submit in writing to Landlord: (i) the name and address of the proposed assignee or sublessee; (ii) the nature of any proposed assignee’s or sublessee’s business to be carried on in the Premises; and (iii) the terms and provisions of any proposed sublease or assignment. Except as provided in subsection (d) below, Landlord shall not unreasonably withhold its consent, provided: (1) the use of the Premises will be consistent with the provisions of this Lease (but Landlord will not unreasonably withhold its consent to a proposed change in use as long as the proposed change is permitted under applicable zoning ordinances); and (2) any proposed subtenant or assignee demonstrates that it is financially responsible by submission to Landlord of all reasonable information as Landlord may request concerning the proposed subtenant or assignee, including, but not limited to, a balance sheet of the proposed subtenant or assignee as of a date within ninety (90) days of the request for Landlord’s consent and statements of income or profit and loss of the proposed subtenant or assignee for the one-year period preceding the request for Landlord’s consent. If Landlord consents to the proposed Transfer, Tenant may within sixty (60) days after the date of the consent effect the Transfer upon the terms described in the information furnished to Landlord; provided that any material change in the terms shall be subject to Landlord’s consent as set forth in this Section 9.1. Landlord shall approve or disapprove any requested Transfer within fifteen (15) business days following receipt of Tenant’s written request and the information set forth above. Tenant shall reimburse Landlord for its reasonable out of pocket expenses incurred in the evaluation of Tenant’s request for Landlord’s consent to a Transfer, if and when any Transfer requested by Tenant is approved.

(d) Notwithstanding the provisions of subsection (c) above, in lieu of consenting to a proposed assignment of this Lease or to a subletting of all or substantially all of the Premises for all or substantially the remainder of the Term (other than an assignment or subletting to a “Tenant Affiliate” pursuant to subsection (e) below), Landlord may elect to (i) sublease the Premises (or the portion proposed to be so subleased), or take an assignment of Tenant’s interest in this Lease, upon the same terms as offered to the proposed subtenant or assignee, or (ii) terminate this Lease as to the portion of the Premises proposed to be subleased or assigned with a proportionate abatement in the rent payable under this Lease, effective on the date that the proposed sublease or assignment would have become effective. Landlord may thereafter, at its option, assign or re-let any space so recaptured to any third party, including without limitation the proposed transferee of Tenant. Should Landlord elect to exercise its rights under this subsection (d), then Tenant shall have the right, by written notice to Landlord given within five (5) business days following such election by Landlord, to rescind its request to effect an assignment or subletting, in which event Tenant’s proposed assignment or subletting shall not be consummated and Landlord’s recapture election shall be null and void.

(e) Provided (i) Tenant is not in material default hereunder, and (ii) no such transaction is undertaken with the intent of circumventing the Transfer restrictions under this Section 9.1, Tenant may, without Landlord’s consent but with prior written notice to Landlord, assign this Lease or sublease all or any portion of the Premises to (a) any entity resulting from a merger or consolidation with Tenant, (b) any entity succeeding to the business and assets of

Tenant (including a sale of stock or other ownership interests of Tenant to such successor entity), or (c) any entity controlling, controlled by, or under common control with, Tenant, or the principal owners (shareholders, partners, members, etc.) of Tenant (collectively, a “Tenant Affiliate”) effecting such Transfer.

SECTION 9.2. EFFECT OF TRANSFER. No Transfer, even with the consent of Landlord, shall relieve Tenant, or any successor-in-interest to Tenant hereunder, of its obligation to pay rent and to perform all its other obligations under this Lease. Moreover, Tenant shall indemnify and hold Landlord harmless, as provided in Section 10.3, for any act or omission by an assignee or subtenant. Each assignee shall be deemed to assume all obligations of Tenant under this Lease and shall be liable jointly and severally with Tenant for the payment of all rent, and for the due performance of all of Tenant’s obligations, under this Lease. Such joint and several liability shall not be discharged or impaired by any subsequent modification or extension of this Lease. No Transfer shall be binding on Landlord unless any document memorializing the Transfer is delivered to Landlord and, except with respect to a Transfer to a Tenant Affiliate, both the assignee/subtenant and Tenant deliver to Landlord an executed consent to Transfer instrument prepared by Landlord and consistent with the requirements of this Article IX. The acceptance by Landlord of any payment due under this Lease from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Consent by Landlord to one or more Transfers shall not operate as a waiver or estoppel to the future enforcement by Landlord of its rights under this Lease.

SECTION 9.3. SUBLEASE REQUIREMENTS. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises:

(a) Tenant hereby irrevocably assigns to Landlord all of Tenant’s interest in all rentals and income arising from any sublease of the Premises, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default occurs in the performance of Tenant’s obligations under this Lease, Tenant shall have the right to receive and collect the sublease rentals. Landlord shall not, by reason of this assignment or the collection of sublease rentals, be deemed liable to the subtenant for the performance of any of Tenant’s obligations under the sublease. Tenant hereby irrevocably authorizes and directs any subtenant, upon receipt of a written notice from Landlord stating that an uncured default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord all sums then and thereafter due under the sublease. Tenant agrees that the subtenant may rely on that notice without any duty of further inquiry and notwithstanding any notice or claim by Tenant to the contrary. Tenant shall have no right or claim against the subtenant or Landlord for any rentals so paid to Landlord. In the event Landlord collects amounts from subtenants that exceed the total amount then due from Tenant hereunder, Landlord shall promptly remit the excess to Tenant.

(b) In the event of the termination of this Lease, Landlord may, at its sole option, take over Tenant’s entire interest in any sublease and, upon notice from Landlord, the subtenant shall attorn to Landlord. In no event, however, shall Landlord be liable for any previous act or omission by Tenant under the sublease or for the return of any advance rental payments or deposits under the sublease that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification executed without Landlord’s consent or for any advance rental payment by the subtenant in excess of one month’s rent. The general provisions of this Lease, including without limitation those pertaining to insurance and indemnification, shall be deemed incorporated by reference into the sublease despite the termination of this Lease.

ARTICLE X. INSURANCE AND INDEMNITY

SECTION 10.1. TENANT’S INSURANCE. Tenant, at its sole cost and expense, shall provide and maintain in effect during the Term the insurance described in Exhibit “C”. Evidence of such insurance must be delivered to Landlord prior to the Commencement Date, and upon each renewal date of the applicable policies.

SECTION 10.2. LANDLORD’S INSURANCE. Landlord shall obtain and maintain in effect during the Term, at Landlord’s expense:

(a) Property insurance, subject to standard exclusions, covering the full replacement value of the Premises, and such other risks as Landlord or its mortgagees may from time to time reasonably deem appropriate, with commercially reasonable deductible amounts. Landlord shall not be required to carry insurance of any kind on Tenant’s trade fixtures or other items of personal property, and except as provided in Section 10.3(b) shall not be obligated to repair or replace such trade fixtures or personal property should damage occur.

(b) A policy insuring the loss of Basic Rent for twelve (12) months, which policy shall contain an actual loss sustained provision in lieu of any coinsurance clause.

(c) Commercial general liability insurance with a per occurrence and annual aggregate limit of liability of at least Five Million Dollars ($5,000,000).

(d) All proceeds of insurance maintained by Landlord upon the Improvements shall be the property of Landlord, whether or not Landlord is obligated to or elects to make any repairs.

SECTION 10.3. INDEMNITY.

(a) To the fullest extent permitted by law, Tenant shall defend, indemnify and hold harmless Landlord, its agents, lenders, and any and all affiliates of Landlord, from and against any and all claims, liabilities, costs or expenses arising on or after the Commencement Date from Tenant’s use or occupancy of the Premises, or from the conduct of its business, or from any activity, work, or thing done, permitted or suffered by Tenant or its agents, employees, subtenants, invitees or licensees in or about the Premises, or from any default in the performance of any obligation on Tenant’s part to be performed under this Lease, or from any negligence or willful misconduct of Tenant or its agents, employees, invitees or licensees. Landlord may, at its option, require Tenant to assume Landlord’s defense in any action covered by this Section 10.3.

(b) To the fullest extent permitted by law, but subject to Section 10.4, Landlord shall indemnify and hold harmless Tenant from and against any and all claims, liabilities, costs or expenses arising on or after the Commencement Date from the negligence or willful misconduct of Landlord or anyone acting on behalf of or under the direction of Landlord.

(c) Unless otherwise expressly provided in this Lease, neither Landlord nor Tenant will be liable for punitive damages, consequential damages or special damages (it being expressly acknowledged and agreed that any damages incurred by a party hereto arising out of third party claims for which indemnification is required pursuant to this Lease shall be deemed actual damages of the party which incurs them and not subject to the foregoing exclusion).

(d) The terms of this Section 10.3 shall survive the expiration or earlier termination of this Lease.

SECTION 10.4. LANDLORD’S NONLIABILITY. Except only to the extent arising from the negligence (which includes, without limitation, the negligent failure to comply with Applicable Laws) or willful misconduct of Landlord or its employees or agents, Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord, its employees and agents for loss of or damage to any property, or any injury to any person, resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Premises, whether the damage or injury results from conditions arising in the Premises, it being agreed that Tenant shall be responsible for obtaining appropriate insurance to protect its interests.

SECTION 10.5. WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives all rights of recovery against the other on account of loss and damage occasioned to the property of such waiving party to the extent that the waiving party is or would be entitled to proceeds for such loss and damage under any property insurance policies carried or otherwise required to be carried by this Lease, provided that the foregoing waiver shall not apply to Tenant’s obligation to pay for the deductibles under any such policies. By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against under any property insurance policies, even though such loss or damage might be occasioned by the negligence of such party, its agents, employees, contractors or invitees.

ARTICLE XI. DAMAGE OR DESTRUCTION

SECTION 11.1. RESTORATION.

(a) If any Buildings are damaged as the result of an event of casualty, Landlord shall repair that damage (at Landlord’s sole cost and expense and without seeking reimbursement from Tenant; provided however, that Landlord may elect to terminate the Lease if: (i) Landlord reasonably determines that the cost of repair would exceed ten percent (10%) of the full replacement cost of all of the Buildings (“Replacement Cost”) and the damage is not covered by Landlord’s fire and extended coverage insurance (or by a normal extended coverage policy should Landlord fail to carry that insurance); or (ii) Landlord reasonably determines that the cost of repair would exceed twenty-five percent (25%) of the Replacement Cost; or (iii) Landlord reasonably determines that the cost of repair would exceed ten percent (10%) of the Replacement Cost and the damage occurs during the final twelve (12) months of the Term (unless Tenant has exercised, or exercises within ten (10) business days after receipt of a Casualty Notice (as defined herein), its right to extend the Term). Should Landlord elect not to repair the damage for one of the preceding reasons, Landlord shall so notify Tenant in the “Casualty Notice” (as defined below), and this Lease shall terminate as of the date of delivery of that notice. Notwithstanding the foregoing, if Tenant commits to pay the cost repair in excess of available insurance proceeds, by giving notice to Landlord within ten (10) business days after receipt of the Casualty Notice, then this Lease shall not terminate but shall continue in full force and effect, subject to Section 11.1(c) and Section 11.1(d).

(b) As soon as reasonably practicable following Landlord receiving knowledge of the casualty event, but not later than thirty (30) days thereafter, Landlord shall notify Tenant in writing (“Casualty Notice”) of Landlord’s election, if applicable, to terminate this Lease. If this Lease is not so terminated, the Casualty Notice shall set forth the anticipated period for repairing the casualty damage. If the anticipated repair period exceeds two hundred forty (240) days following the casualty event (the “Maximum Period”) and if the damage is so extensive as to substantially interfere with Tenant’s use and enjoyment of the Premises, then Tenant may elect to terminate this Lease by written notice to Landlord within ten (10) business days following delivery of the Casualty Notice. Upon termination, Basic Rent shall be apportioned as of the date of the damage and, provided Tenant is not in default, all prepaid Basic Rent shall be repaid to Tenant.

(c) From and after the date of the casualty event, the Basic Rent to be paid under this Lease shall be abated in the same proportion that the floor area of the Premises that is rendered unusable by the damage from time to time bears to the total floor area of the Premises.

(d) Notwithstanding the provisions of subsections (a), (b) and (c) of this Section 11.1, the cost of any repairs shall be borne by Tenant, and Tenant shall not be entitled to rental abatement or termination rights, if the damage is caused by the negligence or willful misconduct of Tenant or its employees, subtenants, invitees or representatives.

SECTION 11.2. LEASE GOVERNS. Tenant agrees that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary Applicable Law.

ARTICLE XII. EMINENT DOMAIN

SECTION 12.1. TOTAL OR PARTIAL TAKING. If all or a material portion of the Premises is taken by any lawful authority by exercise of the right of eminent domain, or sold to prevent a taking, or if a taking or sale in lieu thereof occurs which substantially interferes with Tenant’s use and enjoyment of the Premises, either Tenant or Landlord may terminate this Lease by notice to the other party prior to the date possession is required to be surrendered to the authority and effective as of the date of such surrender of possession. In the event neither party has the right to or has elected to terminate this Lease as provided above, then Landlord shall promptly proceed to restore the Premises to substantially its condition prior to the taking (at Landlord’s sole cost and expense), but excluding any Alterations made by Tenant, and a proportionate abatement of rent shall be made to Tenant for the rent corresponding to the time during which, and to the part of the Premises of which, Tenant is deprived on account of the taking and restoration. In the event of a taking, Landlord shall be entitled to the entire amount of the condemnation award without deduction for any estate or interest of Tenant; provided that nothing in this Section 12.1 shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the taking authority for, the taking of personal property and trade fixtures belonging to Tenant or for relocation or business interruption expenses recoverable from the taking authority, or for any other claim for which Tenant is entitled to compensation by the taking authority under Applicable Law.

SECTION 12.2. TEMPORARY TAKING. No temporary taking of the Premises shall terminate this Lease, but any award specifically attributable to a temporary taking of the Premises shall belong entirely to Tenant. A temporary taking shall be deemed to be a taking of the use or occupancy of the Premises for a period of not to exceed ninety (90) days.

ARTICLE XIII. SUBORDINATION; ESTOPPEL CERTIFICATE

SECTION 13.1. SUBORDINATION. At the option of Landlord or any of its mortgagees/trust indenture beneficiaries, this Lease shall be either superior or subordinate to all ground or underlying leases, mortgages and deeds of trust, if any, which may hereafter affect the Premises, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, that so long as Tenant is not in default under this Lease, this Lease shall not be terminated or Tenant’s quiet enjoyment of the Premises disturbed in the event of termination of any such ground or underlying lease, or the foreclosure of any such mortgage or trust indenture, to which Tenant has subordinated this Lease pursuant to this Section 13.1. In the event of a termination or foreclosure, Tenant shall become a tenant of and attorn to the successor-in-interest to Landlord upon the same terms and conditions as are contained in this Lease, and shall promptly execute any reasonable instrument required by Landlord’s successor for that purpose. Tenant shall also, within ten (10) business days following written request of Landlord (or the beneficiary under any trust indenture encumbering the Premises), execute and deliver all reasonable instruments as may be required from time to time by Landlord or such beneficiary (including without limitation any commercially reasonable subordination, nondisturbance and attornment agreement) to subordinate this Lease and the rights of Tenant under this Lease to any ground or underlying lease or to the lien of any mortgage or trust indenture; provided, however, that any such beneficiary may, by written notice to Tenant given at any time, subordinate the lien of its trust indenture to this Lease. Notwithstanding this Section 13.1, Tenant shall only be obligated to subordinate its leasehold interest to any mortgage, trust indenture, or underlying lease now or hereafter placed upon the Premises if the instrument evidencing such subordination does not require Tenant to increase its leasehold obligations and if the holder of such mortgage or trust indenture or the landlord under such underlying lease will grant to Tenant a commercially reasonable non-disturbance agreement, which will provide that Tenant, notwithstanding any default of Landlord hereunder, shall have the right to remain in possession of the Premises in accordance with the terms and provisions of this Lease for so long as Tenant shall not be in default under this Lease. Tenant acknowledges that Landlord’s mortgagees and successors-in-interest and all beneficiaries under deeds of trust encumbering the Premises are intended third party beneficiaries of this Section 13.1.

SECTION 13.2. ESTOPPEL CERTIFICATE. Tenant shall, at any time upon not less than ten (10) business days prior written notice from Landlord, execute, acknowledge and deliver to Landlord a commercially reasonable form of estoppel certificate (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of the modification and certifying that this Lease, as modified, is in full force and effect) and the dates to which the rental, additional rent and other charges have been paid in advance, if any, and (ii) acknowledging that, to Tenant’s actual best knowledge, there are no material uncured defaults on the part of Landlord, or specifying each default if any are claimed, and (iii) acknowledging, to Tenant’s best knowledge, such further factual information that Landlord may reasonably request, provided Tenant is not thereby required to increase its obligations under this Lease. Tenant’s statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Premises.

SECTION 13.3. MEMORANDUM OF LEASE. At the request of either Landlord or Tenant, a memorandum of lease shall be executed by both parties, which shall be recorded (at the expense of the requesting party) in the offices of the Recorder of Ravalli County, Montana.

ARTICLE XIV. DEFAULTS AND REMEDIES

SECTION 14.1. TENANT’S DEFAULTS. The occurrence of any one or more of the following events shall constitute a default by Tenant:

(a) The failure by Tenant to make any payment of Basic Rent or any other payments of rent required to be made by Tenant, as and when due, where the failure continues for a period of five (5) business days after written notice from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under Applicable Law.

(b) Any Transfer of this Lease by Tenant, either voluntarily or by operation of law, whether by judgment, execution, transfer by intestacy or testacy, or other means, in violation of Article IX above.

(c) The failure or inability by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in any other subsection of this Section 14.1, where the failure continues for a period of thirty (30) days after written notice from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under Applicable Law. However, if the nature of the failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences the cure within thirty (30) days, thereafter diligently pursues the cure to completion.

(d) (i) The making by Tenant of any general assignment for the benefit of creditors; (ii) the filing by or against Tenant of a petition to have Tenant adjudged a Chapter 7 debtor under the Bankruptcy Code or to have debts discharged or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, if possession is not restored to Tenant within sixty (60) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where the seizure is not discharged within sixty (60) days;

or (v) Tenant’s convening of a meeting of its creditors for the purpose of effecting a moratorium upon or composition of its debts. In the event that any provision of this subsection (d) is contrary to the Bankruptcy Code or any other Applicable Law, the provision shall be of no force or effect.

SECTION 14.2. LANDLORD’S REMEDIES.

(a) In the event of any default by Tenant, then in addition to any other remedies available to Landlord at law or equity, Landlord may exercise the following remedies:

(i) Landlord may terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. Such termination shall not affect any accrued obligations of Tenant under this Lease. Upon termination, Landlord shall have the right to reenter the Premises and remove all persons and property. Landlord shall also be entitled to recover from Tenant:

(1) The worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination;

(2) The worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such loss that Tenant proves could have been reasonably avoided;

(3) The worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided;

(4) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from Tenant’s default, including, but not limited to, the cost of recovering possession of the Premises, commissions and other expenses of reletting, including necessary and reasonable repair, renovation, improvement and alteration of the Premises for a new tenant, the unamortized portion of any tenant improvements and brokerage commissions funded by Landlord in connection with this Lease, reasonable attorneys’ fees, and any other reasonable costs; and

(5) At Landlord’s election, all other amounts in addition to or in lieu of the foregoing as may be permitted by Applicable Law. As used in subparagraphs (1) and (2) above, the “worth at the time of award” shall be computed by allowing interest at the rate of five percent (5%) per annum. As used in subparagraph (3) above, the “worth at the time of award” shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank of Minneapolis at the time of award plus one percent (1%).

(ii) Landlord may elect not to terminate Tenant’s right to possession of the Premises, in which event Landlord may continue to enforce all of its rights and remedies under this Lease, including the right to collect all rent as it becomes due. Efforts by the Landlord to maintain, preserve or relet the Premises, or the appointment of a receiver to protect the

Landlord’s interests under this Lease, shall not constitute a termination of the Tenant’s right to possession of the Premises. In the event that Landlord elects to avail itself of the remedy provided by this subsection (ii), Landlord shall not unreasonably withhold its consent to an assignment or subletting of the Premises subject to the reasonable standards for Landlord’s consent as are contained in this Lease.

(b) The various rights and remedies reserved to Landlord in this Lease or otherwise shall be cumulative and, except as otherwise provided by Montana law, Landlord may pursue any or all of its rights and remedies at the same time. No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of the right or remedy or of any default by Tenant. The acceptance by Landlord of rent shall not be a (i) waiver of any preceding breach or default by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord’s knowledge of the preceding breach or default at the time of acceptance of rent, or (ii) a waiver of Landlord’s right to exercise any remedy available to Landlord by virtue of the breach or default. The acceptance of any payment from a debtor in possession, a trustee, a receiver or any other person acting on behalf of Tenant or Tenant’s estate shall not waive or cure a default under Section 14.1. No payment by Tenant or receipt by Landlord of a lesser amount than the rent required by this Lease shall be deemed to be other than a partial payment on account of the earliest due stipulated rent, nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction and Landlord shall accept the check or payment without prejudice to Landlord’s right to recover the balance of the rent or pursue any other remedy available to it. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease, and the delivery of the keys to any employee shall not operate as a termination of the Lease or a surrender of the Premises.

SECTION 14.3. LATE PAYMENTS.

(a) Any Basic Rent due under this Lease that is not paid to Landlord within ten (10) days of the date when due shall bear interest at the rate of five percent (5%) per annum from the date due until fully paid. The payment of interest shall not cure any default by Tenant under this Lease. In addition, Tenant acknowledges that the late payment by Tenant to Landlord of rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Those costs may include, but are not limited to, administrative, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any ground lease, mortgage or trust deed covering the Premises. Accordingly, if any Basic Rent from Tenant shall not be received by Landlord within ten (10) days after the date due, then Tenant shall pay to Landlord, in addition to the interest provided above, a late charge in the amount of five hundred dollars ($500.00) for each delinquent payment after the first delinquent payment during each Lease Year. Acceptance of a late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor shall it prevent Landlord from exercising any of its other rights and remedies.

SECTION 14.4. RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by Tenant under this Lease shall be performed at Tenant’s sole cost and expense and without any abatement of rent or right of set-off. If Tenant fails to pay any sum of money, or fails to perform any other act on its part to be performed under this Lease, and the failure continues beyond any applicable notice and cure period, then in addition to any other available remedies, Landlord may, at its election make the payment or perform the other act on Tenant’s part. Landlord’s election to make the payment or perform the act on Tenant’s part shall not give rise to any responsibility of Landlord to continue making the same or similar payments or performing the same or similar acts. Tenant shall, within thirty (30) days following demand by Landlord, reimburse Landlord for all sums paid by Landlord.

SECTION 14.5. DEFAULT BY LANDLORD. Except as otherwise specifically provided in this Lease, Landlord shall not be deemed to be in default in the performance of any obligation under this Lease unless and until it has failed to perform the obligation within thirty (30) days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it commences performance within the thirty (30) day period and thereafter diligently pursues the cure to completion. In the event of a default by Landlord beyond any applicable notice and cure period, Tenant shall have all rights and remedies at law and in equity. Furthermore, in the event Landlord defaults in the performance of any of its obligations under Section 7.1(a) of this Lease (collectively, “Landlord Repair Obligations”), Tenant, may elect to perform such obligations (“Tenant’s Self-Help Remedy”). In the event that Tenant properly elects Tenant’s Self-Help Remedy, Landlord shall reimburse Tenant for one hundred five percent (105%) of the third-party costs and expenses actually incurred and paid by Tenant to perform any Landlord Repair Obligations with respect to which Landlord has defaulted within ten (10) days after Landlord’s receipt of a statement of such reasonable costs and expenses and paid receipts for such work and the completion of such work. Any work performed by Tenant pursuant to its election of Tenant’s Self-Help Remedy shall comply with all applicable requirements and standards relating to any repairs, replacements or additions to the Premises set forth in this Lease.

SECTION 14.6. EXPENSES AND LEGAL FEES. Should either Landlord or Tenant bring any legal action in connection with the interpretation or enforcement of this Lease, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and costs.

ARTICLE XV. END OF TERM

SECTION 15.1. HOLDING OVER. This Lease shall terminate without further notice upon the expiration of the Term, and any holding over by Tenant after the expiration shall not constitute a renewal or extension of this Lease, or give Tenant any rights under this Lease, except when in writing signed by both parties. If Tenant holds over for any period after the expiration (or earlier termination) of the Term, Landlord may, at its option, treat Tenant as a tenant at sufferance only, commencing on the first (1st) day following the termination of this Lease. Any hold-over by Tenant shall be subject to all of the terms of this Lease, except that the monthly rental shall be one hundred twenty-five percent (125%) of the Basic Rent for the month immediately preceding the date of termination for the first month and one hundred fifty percent (150%) of the Basic Rent thereafter. Acceptance by Landlord of rent after the termination shall not constitute a consent to a holdover or result in a renewal of this Lease. The foregoing provisions of this Section 15.1 are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord under this Lease or at law.

SECTION 15.2. MERGER ON TERMINATION. The voluntary or other surrender of this Lease by Tenant, or a mutual termination of this Lease, shall terminate any or all existing subleases unless Landlord, at its option, elects in writing to treat the surrender or termination as an assignment to it of any or all subleases affecting the Premises.

SECTION 15.3. SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in good order, condition and repair, reasonable wear and tear and repairs which are Landlord’s obligation under this Lease excepted, and shall, without expense to Landlord, remove or cause to be removed all trade fixtures and personal property, except for any items that Landlord may by written authorization allow to remain. Tenant shall also remove those Alterations made by Tenant during the Term which are required by Landlord to be removed pursuant to Section 7.3 of this Lease. Tenant shall repair all damage to the Premises resulting from any removal performed pursuant to this Section 15.3, which repair shall include the patching and filling of holes and repair of structural damage, provided that Landlord may instead elect to repair any structural damage at Tenant’s expense. If Tenant shall fail to comply with the provisions of this Section 15.3, Landlord may effect the removal and/or make any repairs, and the cost to Landlord shall be payable by Tenant upon demand.

ARTICLE XVI. PAYMENTS AND NOTICES

All sums payable by Tenant to Landlord shall be paid, without deduction or offset, in lawful money of the United States to Landlord at its address set forth in Item 13 of the Basic

Lease Provisions, or at any other place as Landlord may designate in writing with at least ten (10) days prior notice. Unless this Lease expressly provides otherwise, all payments shall be due and payable within thirty (30) days after demand. All payments requiring proration shall be prorated on the basis of the number of days in the pertinent calendar month or year, as applicable. Any notice, election, demand, consent, approval or other communication to be given or other document to be delivered by either party to the other may be delivered to the other party, at the address set forth in Item 8 of the Basic Lease Provisions, by personal service, or by any courier or “overnight” express mailing service, or may be deposited in the United States mail, certified mail, postage prepaid. Either party may, by at least ten (10) days written notice to the other, served in the manner provided in this Article, designate a different address. Service of notices shall be deemed effective upon delivery, except that if any notice or other document is sent by mail, it shall be deemed served or delivered upon actual receipt or upon attempted delivery during normal business hours.

ARTICLE XVII. NO BROKERS

Each party warrants that it has had no dealings with any real estate broker or agent who is entitled to a commission in connection with the negotiation or execution of this Lease, and agrees to indemnify and hold the other party harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by the indemnifying party in connection with the negotiation and execution of this Lease. The foregoing agreement shall survive the termination of this Lease.

ARTICLE XVIII. TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer of Landlord’s interest in the Premises, the transferor shall be automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the transfer, provided that the transferee assumes (in writing) the obligations of Landlord hereunder accruing from and after the date of the transfer. Tenant shall be promptly notified of any such transfer. It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and in respect to their respective successive periods of ownership. None of Landlord’s covenants, undertakings or agreements under this Lease is made or intended as personal covenants, undertakings or agreements by Landlord, or by any of Landlord’s shareholders, directors, officers, trustees or constituent partners. All liability for damage or breach or nonperformance by Landlord shall be collectible only out of Landlord’s interest from time to time in the Premises, and no personal liability is assumed by nor at any time may be asserted against Landlord or any of Landlord’s shareholders, directors, officers, trustees or constituent partners.

ARTICLE XIX. INTERPRETATION

SECTION 19.1. GENDER AND NUMBER. Whenever the context of this Lease requires, the words “Landlord” and “Tenant” shall include the plural as well as the singular, and words used in neuter, masculine or feminine genders shall include the others.

SECTION 19.2. HEADINGS. The captions and headings of the articles and sections of this Lease are for convenience only, are not a part of this Lease and shall have no effect upon its construction or interpretation.

SECTION 19.3. SUCCESSORS. Subject to Articles IX and XVII, all rights and liabilities given to or imposed upon Landlord and Tenant shall extend to and bind their respective heirs, executors, administrators, successors and assigns. Nothing contained in this Section 19.3 is intended, or shall be construed, to grant to any person other than Landlord and Tenant and their successors and assigns any rights or remedies under this Lease.

SECTION 19.4. TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

SECTION 19.5. CONTROLLING LAW. This Lease shall be governed by and interpreted in accordance with the laws of the State of Montana.

SECTION 19.6. SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by Applicable Law.

SECTION 19.7. WAIVER. One or more waivers by Landlord or Tenant of any default under any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent default of the same or any other term, covenant or condition. Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party’s consent to any subsequent act. No default or other provision of this Lease shall be deemed to have been waived unless the waiver is in a writing and signed by the waiving party.

SECTION 19.8. INABILITY TO PERFORM. In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay. The provisions of this Section 19.8 shall not operate to excuse either party from the prompt payment of a monetary obligation.

SECTION 19.9. ENTIRE AGREEMENT. This Lease and its exhibits and other attachments cover in full each and every agreement of every kind between the parties concerning the Premises, and all preliminary negotiations, oral agreements, understandings and/or practices, except those contained in this Lease, are superseded and of no further effect. Tenant waives its rights to rely on any representations or promises made by Landlord or others which are not contained in this Lease. No verbal agreement or implied covenant shall be held to modify the provisions of this Lease, any statute, law, or custom to the contrary notwithstanding.

SECTION 19.10. QUIET ENJOYMENT. Upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, and subject to the other provisions of this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

SECTION 19.11. SURVIVAL. All covenants of Landlord or Tenant which are expressly stated to, or which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.

ARTICLE XX. EXECUTION AND RECORDING

SECTION 20.1. COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

SECTION 20.2. CORPORATE AND PARTNERSHIP AUTHORITY. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of the corporation or partnership represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation or partnership, and that this Lease is binding upon the corporation or partnership in accordance with its terms.

SECTION 20.3. AMENDMENTS. No amendment or mutual termination of this Lease shall be effective unless in writing signed by authorized signatories of Tenant and Landlord, or by their respective successors in interest. No actions, policies, oral or informal arrangements, business dealings or other course of conduct by or between the parties shall be deemed to modify this Lease in any respect.

SECTION 20.4. OFAC. Tenant represents and warrants to and covenants with Landlord that (i) neither Tenant nor any Tenant Affiliates, nor to the best of Tenant’s knowledge any of Tenant’s or Tenant Affiliates’ officers, directors, members, partners, shareholders or other equity interest holders currently is, nor shall any of them be, at any time during the Term, in violation of any laws relating to terrorism or money laundering that may now or hereafter be in effect (collectively, the “Anti-Terrorism Laws”), including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, any regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) related to Specially Designated Nationals and Blocked Persons that may now or hereafter be in effect, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (as heretofore or hereafter amended, the “USA Patriot Act”); (ii) none of Tenant or the Tenant Affiliates is nor shall any of them be, during the Term, a Prohibited Person. A “Prohibited Person” is (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as a “Specially Designated National” on the then most current list published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list, or (2) a person or entity who is identified as, or affiliated with, a person or entity designated as a terrorist, or associated with terrorism or money laundering, pursuant to regulations promulgated in connection with the USA Patriot Act); and (iii) Tenant has taken, and shall continue to take during the Term, reasonably appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented, and shall continue to implement during the Term, appropriate procedures to assure its continued compliance with the above-referenced laws. Tenant hereby defends, indemnifies, and holds harmless Landlord and its affiliates and their respective officers, directors, members, partners, shareholders and other equity interest holders from and against any and all claims, losses, costs, liabilities, damages and expenses suffered or incurred by any or all of Landlord or any of such other indemnitees arising from, or related to, any breach of the foregoing representations, warranties and covenants. At any time and from time to time during the Term, Tenant shall deliver to Landlord, within ten (10) business days after receipt of a written request therefor, a written certification and such other evidence as Landlord may reasonably request evidencing and confirming Tenant’s compliance with this Section 20.4. It is understood that the foregoing representations only applies to Tenant and not to any of Tenant’s shareholders, or the constituents of any of Tenant’s shareholders.

ARTICLE XXI. LIMITATION ON LANDLORD LIABILITY

Notwithstanding anything to the contrary contained in this Lease, it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of Tenant or its successors or assigns against Landlord (and the liability of Landlord to Tenant, its successor and assigns) with respect to: (i) any actual or alleged breach or breaches by or on the part of Landlord of any of Landlord’s obligations under this Lease, or (ii) any matter relating to Tenant’s use or occupancy of the Premises shall be limited to Landlord’s equity interest in the Premises, and Landlord’s interest in all available sale, insurance, condemnation and rental proceeds therefrom; (b) Tenant shall have no recourse against any other assets of Landlord or any of its members; (c) neither Landlord, nor any of its members, shall be personally liable, and only Landlord shall be sued or named as a party in any suit or action; (d) the obligations under this Lease do not constitute personal obligations of any person or entity other than Landlord, and Tenant shall not seek any recourse against any person or entity other than Landlord.

[Signatures on next page]

LANDLORD:		TENANT:

GROW BITTERROOT, LLC, a Delaware limited liability company		BOUNTI BITTERROOT, LLC, a Delaware limited liability company

By:	/s/ Travis M. Joyner	By:	/s/ Brian Bigej
	Travis M. Joyner, President		Brian Bigej, Vice President-Operations

EXHIBIT “A”

LEGAL DESCRIPTION OF PREMISES

A tract of land located in the SE 1⁄4 SW 1⁄4 of Section 5, Township 5 North, Range 20 West, P.M.M., Ravalli County, Montana, being more particularly described as Parcel B Certificate of Survey No. 5129-R.

EXHIBIT “A”

EXHIBIT “B”

SITE PLAN

EXHIBIT “B”

EXHIBIT “C”

TENANT’S INSURANCE

The following are Tenant’s insurance requirements. Tenant agrees to present evidence to Landlord that it has fully complied with the insurance requirements.

1. Tenant shall, at its sole cost and expense, commencing on the Commencement Date and continuing during the entire Term, obtain and keep in full force and effect: (i) a combination of commercial general liability and umbrella liability insurance with respect to the Premises and the operations of or on behalf of Tenant in, on or about the Premises, including but not limited to personal injury, owned and nonowned automobile, blanket contractual, independent contractors, broad form property damage, fire legal liability, products liability (if a product is sold from the Premises), and cross liability and severability of interest clauses, which policy(ies) shall be written on an “occurrence” basis and for not less than $5,000,000 combined single limit (with a $50,000 minimum limit on fire legal liability) per occurrence for bodily injury, death, and property damage liability, or the current limit of liability carried by Tenant, whichever is greater, provided that such liability limit may be subject to increase in an amount reasonably requested by Landlord if and when Tenant renews the Term of this Lease; (ii) workers’ compensation insurance coverage as required by Applicable Law, together with employers’ liability insurance coverage for not less than limits of $1,000,000 each accident, $1,000,000 disease policy limit and $1,000,000 disease each employee; and (iii) with respect to improvements, alterations, and the like required or permitted to be made by Tenant under this Lease, builder’s all-risk insurance, in amounts reasonably satisfactory to Landlord; (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard “all risk” form, insuring the leasehold improvements, trade fixtures, furnishings, equipment and items of personal property in the Premises, in an amount equal to not less than ninety percent (90%) of their actual replacement cost (with replacement cost endorsement). In no event shall the limits of any policy be considered as limiting the liability of Tenant under this Lease.

2. All policies of insurance required to be carried by Tenant pursuant to this Exhibit shall be written by responsible insurance companies authorized to do business in the State of Montana and with a general policyholder rating of not less than “A-,VIII” in the most current Best’s Insurance Report. Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy. A certificate of insurance or policy information form, certifying that the policy has been issued, provides the coverage required by this Exhibit and contains the required provisions, and the additional insured provisions required under Paragraph 3 below, shall be delivered by Tenant to Landlord prior to the date Tenant is given the right of possession of the Premises. Proper evidence of the renewal of any insurance coverage shall also be delivered by Tenant to Landlord not later than three weeks following the expiration of the coverage.

3. Unless otherwise provided below, each policy evidencing insurance required to be carried by Tenant pursuant to this Exhibit “C” shall contain the following provisions and/or clauses satisfactory to Landlord: (i) with respect to Tenant’s commercial general liability and umbrella liability insurance, a provision that the policy and the coverage provided shall be

EXHIBIT “C”

primary and that any coverage carried by Landlord shall be excess and noncontributory, together with a provision including Landlord and any other parties in interest designated by Landlord as additional insureds. Tenant will promptly notify Landlord in the event of any change or cancellation in coverage provided by any of the policies required herein.

EXHIBIT “C”

EXHIBIT “D”

PLANS AND SPECIFICATIONS

(See attached Plat)

•	Phases 1&2 (Sale Leaseback):

•	Site (28.52 acres)

•	Driveway/existing improvements

•	Warehouse West (10,000 square feet):

•	On-site office, break room, and restrooms

•	Utility/IT Room

•	Clean room

•	Harvesting/packaging room:

•	Harvesting equipment

•	Packaging equipment

•	Transport channel equipment

•	Cooler storage

•	Loading dock

•	Nursery #1

•	Nursery #2

•	Transplanting room:

•	Transplanting equipment

•	Germination equipment

•	Open warehouse:

•	Seeding equipment

•	Hydroponic growing equipment

•	Fertigation equipment

•	Tray washing equipment

•	Storage

•	Greenhouses 1-5 (29,050 square feet)

•	5 individual greenhouses

•	Walking corridor

•	Hydroponic growing equipment

•	Transport Channel (West)

•	Phase 3 (Build-to-Suit):

•	Warehouse East Expansion (5,000 square feet):

•	Additional office space

•	Open Warehouse:

•	Hydroponic Growing

•	Fertigation Equipment

•	Storage

•	Warehouse North Expansion (1,600 square feet):

•	Nursery #3

•	Nursery #4

•	Greenhouses 6-12 (37,310 square feet)

•	7 individual greenhouses

•	Walking corridor south extension

•	Hydroponic growing equipment

•	Transport Channel (East and South)

EXHIBIT “D”

EXHIBIT “D”

EXHIBIT “E”

EXTENSION PERIOD RENT

A. On the first day of each Extension Period, the Basic Rent shall be adjusted to the “Market Rental Value” (“MRV”) of the Premises, as follows:

1. Four (4) months prior to the commencement of each Extension Period, the parties shall attempt to agree upon what the new MRV will be. If agreement cannot be reached, within thirty (30) days, then:

(a) Landlord and Tenant shall immediately appoint a mutually acceptable independent appraiser or broker (who shall have at least ten (10) years experience in leasing commercial real estate in the area) to establish the new MRV within the next thirty (30) days. Any associated costs will be split equally between the parties; or

(b) Both Landlord and Tenant shall each immediately make a reasonable determination of the MRV and submit such determination, in writing, to arbitration in accordance with the following provisions:

(i) Within fifteen (15) days thereafter, Landlord and Tenant shall each select an independent third-party appraiser or broker (“Consultant”) of their choice to act as an arbitrator. The two arbitrators so appointed shall immediately select a third mutually acceptable Consultant to act as a third arbitrator.

(ii) The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to what the actual MRV for the Premises is, and whether Landlord’s or Tenant’s submitted MRV is the closest thereto. The decision of a majority of the arbitrators shall be binding on the parties. The submitted MRV which is determined to be the closest to the actual MRV shall thereafter be used by the parties.

(iii) If either of the parties fails to appoint an arbitrator within the specified fifteen (15) days, the arbitrator timely appointed by one of them shall reach a decision on his or her own, and said decision shall be binding on the parties.

(iv) The entire cost of such arbitration shall be paid by the party whose submitted MRV is not selected, i.e., the one that is not the closest to the actual MRV.

2. When determining MRV, the Landlord, Tenant and Consultants shall consider the terms of comparable market transactions which shall include, but not limited to, rent, annual rental adjustments, lease term and financial condition of tenants.

3. Notwithstanding the foregoing, the new Basic Rent shall not be less than the Basic Rent payable for the month immediately preceding the rent adjustment.

B. Upon the establishment of each new MRV, the new MRV will become the new “Basic Rent” for the purpose of calculating any further Adjustments.

EXHIBIT “E”